Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 and S-1 No. 333-                ) and related Prospectus—Offer to Exchange of Weyerhaeuser Real Estate Company for the registration of 100,000,000 of its common shares and to the inclusion therein of our report dated March 28, 2013, with respect to the consolidated financial statements of TRI Pointe Homes, LLC included in its Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
January 7, 2014